Exhibit 99.1


                           GENERAL COMMUNICATION, INC.
                           DIRECTOR COMPENSATION PLAN


Eligible GCI Directors will be compensated as follows:

Cash Compensation:
Cash compensation will consist of $24,000 per annum (prorated for days served, paid quarterly) plus $2,000 for each meeting (or portion thereof) attended either in person or telephonically. Cash compensation shall be paid starting with the September 22, 2004 teleconference board meeting. Cash compensation will be paid only to Board members who are eligible to receive such compensation as of the date it is earned. Board members (other than employee directors) are not employees of the Company and therefore will not be subject to withholding of income taxes.

Stock Grant:
A grant of 3,330 shares of GCI Class A common stock will be made for each year of service or portion thereof. The grants (after the initial grants) will be issued and shall vest on June 1 of each year. If an ineligible board member subsequently becomes eligible under the Board Compensation Plan, a grant shall be awarded to that member at the next Board meeting. When the shares vest, they are subject to taxation based on the then fair market value of the vested shares. Accordingly, at the time of vesting, the Company will make a supplemental payment equal to 40% of the value of the vested shares to each director in order to facilitate the payment by the director of the taxes that may result from the vesting of the shares. The value of the vested shares and the supplemental 40% payment to employee directors will be subject to the usual payroll withholding requirements.

The initial 3,330 share grant will be made effective December 22, 2004, and will vest on December 31, 2004. Subsequent grants will be made annually beginning June 1, 2005 and shall vest immediately.

Eligibility:
Compensation will be paid only to those directors who are able to receive the benefit individually, whether they be employee directors or otherwise.